EXHIBIT 4.2 - AMENDMENT NO. 4 TO THE
                                  RIGHTS AGREEMENT

                  AMENDMENT NO. 4 TO THE RIGHTS AGREEMENT

               AMENDMENT NO. 4 TO THE RIGHTS AGREEMENT (this "Amendment"), dated as of May 17, 2000, by and among NTL INCORPORATED, a Delaware corporation (the "Company"), NTL HOLDINGS INCORPORATED, a Delaware corporation ("Second Holdco"), which is a direct wholly owned subsidiary of the Company, and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (the "Rights Agent") amends the Rights Agreement (the "Rights Agreement"), dated October 13, 1993, as amended pursuant to Amendment No. 1 to the Rights Agreement ("Amendment No. 1"), dated as of March 31, 1999, Amendment No. 2 to the Rights Agreement ("Amendment No. 2"), dated as of October 23, 1999, and Amendment No. 3 to the Rights Agreement ("Amendment No. 3"), dated as of March 28, 2000, in each case by and among the Company, the Rights Agent and the other party signatory thereto, if any (collectively, the "Amended Rights Agreement"). Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Amended Rights Agreement.

               WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights;

               WHEREAS, the Distribution Date has not occurred, and that accordingly, the Company and the Rights Agent hereby amend the Amended Rights Agreement in accordance with Section 27 thereof;

               WHEREAS, in accordance with Section 27 of the Amended Rights Agreement, an authorized officer of the Company has delivered to the Rights Agent an officer's certificate as to the compliance of this Amendment with the terms and conditions contained in Section 27 of the Amended Rights Agreement; and

               WHEREAS, on February 9, 2000, the Company, Second Holdco and Holdings Merger Sub Inc., a Delaware corporation ("Second Merger Sub"), which is a direct wholly owned subsidiary of Second Holdco and an indirect wholly owned subsidiary of the Company, entered into an Agreement and Plan of Merger (the "Second Merger Agreement"), pursuant to which, among other things, Second Merger Sub shall be merged with and into the Company in accordance with Section 251(g) of the General Corporation Law of the State of Delaware (the "Second Merger"), with the Company continuing as the surviving corporation (the "Second Surviving Corporation") and as a wholly owned subsidiary of Holdco.

               NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in the Amended Rights Agreement and this Amendment, the parties hereto intending to be legally bound hereby agree as follows:

               Section 1. Incorporation of "Second Merger", "Second Merger Agreement", "Second Merger Sub" and "Second Surviving Corporation" as Defined Terms of the Amended Rights Agreement. The terms "Second Merger", "Second Merger Agreement", "Second Merger Sub" and "Second Surviving Corporation" and the respective definitions of such terms as set forth in the preamble of this Amendment are hereby incorporated in the Amended Rights Agreement under the heading "Certain Definitions" in Section 1 thereof.

               Section 2. Amendment to Definition of "Acquiring Person."
Section 1(a) of the Amended Rights Agreement is hereby amended to add the following sentence after the last sentence thereof which sentence was added pursuant to Amendment No. 3: Notwithstanding the foregoing, neither Second Holdco nor any of its Affiliates shall become an Acquiring Person as a result of the execution of the Second Merger Agreement or the consummation of the Second Merger by filing the Second Merger Agreement with the Secretary of State of the State of Delaware.

               Section 3. Second Holdco as Successor to the Company. Pursuant to Section 28 of the Amended Rights Agreement, upon consummation of the Second Merger, all the covenants and provisions of the Amended Rights Agreement by or for the benefit of the Company shall bind and inure to the benefit of Second Holdco.

               Section 4. Rights Agreement as Amended. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby and as previously amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3. Each of the foregoing amendments shall be effective as of their respective dates and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. In the event of any conflict or inconsistency between the provisions of this Amendment on the one hand and the Rights Agreement or Amendment No. 1, Amendment No. 2 or Amendment No. 3 on the other hand, with respect to the matters set forth herein or contemplated hereby, the provisions of this Amendment shall govern such conflict or inconsistency.

               Section 5. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same agreement.

               Section 6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

               Section 7. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their authorized representative as of the date first above written.


Attest:                                   NTL INCORPORATED


By: /s/ Lauren Hochman Blair              By: /s/ Richard J.  Lubasch
   --------------------------------           ------------------------
   Name:  Lauren Hochman Blair                Name:  Richard J. Lubasch
   Title: Assistant General Counsel           Title: Executive Vice President,
                                                     General Counsel and
                                                     Secretary


Attest:                                   NTL HOLDINGS INCORPORATED


By: /s/ Lauren Hochman Blair              By: /s/ Richard J.  Lubasch
   -------------------------------            ------------------------
   Name:  Lauren Hochman Blair                Name:  Richard J. Lubasch
   Title: Assistant General Counsel           Title: Executive Vice President,
                                                     General Counsel and
                                                     Secretary


Attest:                                   CONTINENTAL STOCK TRANSFER &
                                          TRUST COMPANY, as Rights Agent


By: /s/ Donald F.  Gresf                  By: /s/ Michael J.  Nelson
   --------------------------                 -------------------------
   Name:  Donald F.  Gresf                    Name:  Michael J. Nelson
   Title: Vice President                      Title: President